EXHIBIT 16.1
December 2, 2009
United States Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
Ladies and Gentlemen:
We have read Item 4.01 of Form 8-K dated November 30, 2009, of Tower Group, Inc. and are in agreement with the statements contained in the second paragraph. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Johnson Lambert & Co. LLP